Exhibit 99.1
CONTACT:
Timothy P. Walbert
IDM Pharma, Inc.
Office: (949) 470-6417
Geoff Curtis
WeissComm Partners
Cell: (312) 550-8138
gcurtis@wcpglobal.com
IDM Pharma Announces Termination of UVIDEM Development Collaboration and Expected
Restructuring in Connection With Evaluation of Strategic Alternatives
IRVINE, Calif., December 31, 2007 — IDM Pharma, Inc. (Nasdaq: IDMI) today announced that as part of the Company’s recent decision to evaluate strategic alternatives, the Company initiated discussions with sanofi-aventis. Following this, sanofi-aventis has notified the Company of its decision to discontinue participation in the development of UVIDEM, its investigational therapy being studied for the treatment of melanoma, with all rights to the product reverting to the Company.
In connection with this decision, the Company announced it expects to restructure, which it anticipates will involve staff reductions in the Company’s workforce and a review of the assets and costs associated with products under development. The Company’s restructuring plan is expected to be finalized and approved by the Company’s Board of Directors during the first quarter of 2008. The Company expects to retain a core team in key functional areas and, as part of the Company’s previously announced strategic initiatives, will continue to evaluate the UVIDEM clinical program, which recently completed Phase 2 studies with promising results.
The Company believes that these decisions have the following potential benefits:
•	IDM Pharma now has full rights to its product candidates including mifamurtide (L-MTP-PE), IDM-2101 and UVIDEM

•	The anticipated restructuring is expected to enable the Company to significantly reduce its infrastructure and operating expenses

•	The restructured company may be a more attractive partner in any potential strategic transaction going forward
“These decisions provide the company with increased flexibility in our assessment of strategic options,” said Timothy P. Walbert, president and chief executive of IDM Pharma. “In addition, we are continuing to pursue potential regulatory approvals for mifamurtide (L-MTP-PE) and the possible further clinical development of IDM-2101.”

The Company will work with sanofi-aventis to conclude the UVIDEM collaboration within the three month timeframe prescribed in their agreement. As of September 30, 2007, sanofi-aventis owned approximately 7.9% of the Company’s outstanding common stock.
About UVIDEM
UVIDEM is a therapeutic specific immunostimulant developed to date by IDM Pharma in partnership with sanofi-aventis. UVIDEM consists of mature dendritic cells loaded with lysates from melanoma tumor cell lines. UVIDEM has been administered to 143 patients in clinical development.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release and the presentation described in this press release include forward-looking statements that reflect management’s current views of future events including statements regarding the strategic alternatives available to the Company, the Company’s anticipated restructuring, benefits that may be derived from the discontinued development of UVIDEM and the anticipated restructuring, regulatory approval for L-MTP-PE, further development plans for the Company’s clinical products and the timing for conclusion of the UVIDEM collaboration. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the Company will be able to identify and complete any strategic transaction that would benefit the Company and its stockholders on a timely basis, if at all, the possibility that the discontinuation of development of UVIDEM will not provide expected benefits and may have a negative effect on regulatory approvals for UVIDEM, the possibility that the Company may not obtain regulatory approval for L-MTP-PE and the possibility that delays in the anticipated restructuring will have a negative impact on the Company’s operating results,. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products, whether the cash resources of the Company will be sufficient to fund operations as planned, including any further clinical trials of any of the Company’s product candidates, and the Company’s dependence on intellectual property. These factors and others affecting the Company’s business are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.